Exhibit 10.34

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

June 1, 2010

Mr. Dale Kesler

6708 Dartbrook

Dallas, Texas 75254

Re: Consulting Services and Non-Competition Agreement

Dear Dale,

Aleris International, Inc. (“Aleris”) desires to engage you to provide the advice and services described below to Aleris on the following terms and conditions.

1. Services. Subject to the terms and conditions set forth in this letter, you will provide the consulting services more specifically described on Exhibit A hereto (the “Consulting Services”). During the Term, you will provide Consulting Services and services of the type described on Exhibit A exclusively to Aleris and act in accordance with, all reasonable instructions and directions and all applicable policies and rales of Aleris.

2. Term. The term of this Agreement will be for a period commencing as of June 1, 2010 and ending December 31, 2010 (“Term”). Either party may terminate the Term on 30 days advance written notice to the other.

3. Consulting Fee. In consideration of the Consulting Services to be provided hereunder, and your agreement not to compete with Aleris as provided herein, Aleris will compensate you as more specifically described on Exhibit A hereto (the “Fee”).

4. Expenses. All expenses, including travel expenses, reasonably incurred by you in rendering the Consulting Services will be reimbursed by Aleris to you upon receipt by Aleris of documentation and original receipts sufficient to support those expenses and in any event reasonably satisfactory to Aleris.

5. Non-Competition. You and Aleris agree that Aleris would likely suffer significant harm from your competing with Aleris during the Term. Accordingly, the you agree that during the Term you will not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of Aleris (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or

Dale V. Kesler

June 1, 2010

otherwise competes with Aleris, anywhere in which Aleris or its affiliates engage in or intend to engage in the Business or where Aleris or its affiliates’ customers are located.

6. Nonsolicitation. During the Term, you hereby agree not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of Aleris or any of its affiliates to perform services for any entity (other than Aleris or its affiliates), or attempt to induce any such employee to leave the employ of Aleris or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of Aleris or anyone who was employed by Aleris during the six-month period preceding such hiring or engagement.

7. Confidentiality. You hereby agree that, during the Term and thereafter, you will hold in strict confidence any proprietary or Confidential Information related to Aleris and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of Aleris or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

8. Company Documents. You hereby agree that, following the Term, you shall not take, without the prior written consent of Aleris, any drawing, blueprint, specification or other document (in whatever form) of Aleris or its affiliates, which is of a confidential nature relating to Aleris or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

9. Non-disparagement. You hereby agree not to defame or disparage Aleris, its affiliates and their officers, directors, members or executives. You hereby agree to cooperate with Aleris in refuting any defamatory or disparaging remarks by any third party made in respect of Aleris or its affiliates or their directors, members, officers or executives.

10. Injunctive Relief. It is impossible to measure in money the damages that will accrue to Aleris in the event that you breach any of the restrictive covenants provided in Sections 5 through 9 of this Agreement. In the event that you breach any such restrictive covenant, Aleris shall be entitled to an injunction restraining you from violating such restrictive covenant (without posting any bond). If Aleris shall institute any action or proceeding to enforce any such restrictive covenant, you hereby waive the claim or defense that Aleris has an adequate remedy at law and agree not to assert in any such action or proceeding the claim or defense that Aleris has an adequate remedy at law. The foregoing shall not prejudice Aleris’s right to require you to account for and pay over to Aleris, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals or other benefits

Dale V. Kesler

June 1, 2010

derived or received by you as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 5 through 9 of this letter.

11. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes and cancels any prior or contemporaneous agreements or understandings, whether written or oral, with respect to such subject matter. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

12. Invalidity. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable. No waiver of any provision or violation of this Agreement by Aleris shall be implied by Aleris’s forbearance or failure to take action.

13. Governing Law. This Agreement shall be governed by the laws of the State of Ohio, without reference to its conflicts of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Ohio or of the United States for the Northern District of Ohio, and you hereby irrevocably accept the jurisdiction of the aforesaid courts.

14. Binding. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal, representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by you. The provisions of Sections 7 through 10 hereof shall survive the expiration or termination of the Term of this Agreement.

If the foregoing reflects our understandings, please execute two copies of this letter and return one to me in Beachwood.

Dale V. Kesler

June 1, 2010

Sincerely, Aleris International, Inc.

By	/s/ Sean Stack
Its	EVP & CFO

Accepted and Agreed as of the date of this letter.

/s/ Dale V. Kesler
Dale V. Kesler

Exhibit A

A. CONSULTING SERVICES. The Consulting Services shall include the following services that Aleris may request from time to time during the Term:

Advisory services related to the oversight of the financial function of Aleris; the processes related to the preparation of Aleris’s financial statements; the internal auditing processes of Aleris; all as requested by Aleris’s chief financial officer or other Aleris officers or board members.

B. FEE. As consideration for the non-competition covenant provided herein and for any Consulting Services that may be requested from time to time hereunder, Aleris shall pay you $7,917.00 per month, payable on the last day of each calendar month during the term hereof.